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SCHEDULE 14A INFORMATION

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Exchange Act of 1934

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THE HARTFORD MUTUAL FUNDS II, INC.

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I Hartford Funds Shareholders Meeting—December 2023 December 2023 | HARTFORDFUNDS contact us careers press center tax center in LEGAL NOTICES PRIVACY POLICY PROXY INFORMATION INdeX PROVIDER NOTICES ACCESSIBILITY STATEMENT BUSINESS CONTINUITY THE HARTFORD The material on this site is for informational and educational purposes only. The material should not De considered tax or legal advice and is not to De relied on as a forecast The material is also not a recommendation or advice regarding any particular security, strategy or product Hartford Funds does not represent that any products or strategies discussed are appropriate for any particular investor so investors should seek their own professional advice before investing Hartford Funds does not serve as a fiduciary. Content is current as of the publication date or date indicated and may De superseded Dy subsequent market and economic conditions. Investing Involves risk. Including the possible loss of principal. Investors should carefully consider a fund’s Investment objectives, risks, charges and expenses. This and other Important Information Is contained In the mutual fund, or ETF summary prospectus and/or prospectus, which can be obtained from a financial professional and should be read carefully before Investing. Mutual funds are distributed Dy Hartford Funds Distributors, LLC (HFD), Member FINRA|SIPC. ETFs are distributed By ALPS Distributors, Inc (ALPS). Advisory services may De provided by Hartford Funds Management Company, LLC (HFMC) or its wholly owned subsidiary, Lattice Strategies LLC (Lattice). Certain funds are sub-advised by Wellington Management Company LLP and/or Schroder Investment Management Nortn America Inc (SIMNA). Schroder Investment Management Nortn America Ltd. (SIMNA Ltd) serves as a secondary sub-adviser to certain funds. HFMC, Lattice, Wellington Management, SIMNA. and SIMNA Ltd. are all SEC registered investment advisers. Hartford Funds refers to HFD, Lattice, and HFMC, which are not affiliated with any sub-adviser or ALPS. The funds and other products referred to on this Site may be offered and sold only to persons in the United States and its territories. © Copyright 2023 Hartford Funds Management Group, Inc. All Rights Reserved. Not FDIC Insured | No Bank Guarantee | May Lose Value